Exhibit 4.(c)7

Lumenis Business Conduct Policy
As of January 1, 2008

LUMENIS LTD.

BUSINESS CONDUCT POLICY

Effective Date: January 1, 2008

1.     GENERAL

Lumenis Ltd. (“Lumenis” or the “Company”) is a company organized and existing under the laws of the State of Israel. Lumenis shares are registered with the Securities and Exchange Commission of the United States of America and are currently eligible for trading on the “Pink Sheets” in the US. The Company has various subsidiaries, mainly in the US, Europe, Asia and Latin America. As a member of the communities in which Lumenis operates, the Company believes it has the responsibility to conduct itself according to certain basic tenets of human behavior that transcend industries, cultures and economies, as well as local, regional and national boundaries.

Because Lumenis takes seriously these responsibilities as an international employer and global corporate citizen, it has promulgated this Business Conduct Policy.

2.     SCOPE

All Lumenis employees worldwide.

3.     DEFINITION OF PROPRIETARY INFORMATION

3.1.     The term “Proprietary Information” is defined herein as information regarding business, finances, marketing, sales, service, and intellectual property of any type, regardless of medium, including without limitation, designs, engineering and manufacturing know-how and processes, software, patents, patent applications (and all documents, materials and information in support thereof or in connection therewith), copyrights (and copyrighted material) and trademarks, and all other intellectual property of any type. In addition, it includes personnel data and salary information.

4.     GUIDELINES

It is the policy of Lumenis to maintain the highest standards of integrity, honesty and fairness in relation to all persons, business organizations and governmental agencies with whom it has business dealings, and consistent with obligations imposed by law. This policy addresses several areas of business practice, but no statement can cover all situations that might arise in the course of business dealings. Accordingly, all Lumenis employees are expected to comply with this policy, and to use sound and prudent judgment in those cases not specifically addressed herein.

4.1. Compliance with Laws and Regulations. In no case shall any employee enter into negotiation with, or offer to sell products to or for the use by, any person or entity without authorization from management or in violation of any applicable laws or regulations. All employees shall comply with all laws and regulations of Israel, the United States and any other jurisdiction relating to the sale of Lumenis products, including all countries in which Lumenis or its subsidiaries does business.

4.2. Proprietary Information. Employees should keep secret and not use or disclose, directly or indirectly, either during or after termination of employment with Lumenis, any Proprietary Information they obtain or create during the period of employment, whether or not during working hours, except to the extent authorized by Lumenis. Employees may not make copies of such Proprietary Information other than for legitimate business purposes or as authorized by Lumenis.

4.3. Conflict of Interest. Lumenis expects loyalty from its employees. It further expects that they be free from any interest, influence or relationship which may conflict with the best interests of the Company. Employees must avoid any investment or association that interferes, or might reasonably be thought to interfere, with the independent exercise of their judgment in the best interest of the Company. In order to carry out these obligations, employees should avoid conflicts of interest, including but not limited to, the following:

a)	Employees may not directly, or indirectly, through members of their families or otherwise, own shares or have any other interest in any of the Company's competitors, customers, suppliers, licensees, licensors, distributors or others with whom the Company has a business relationship, except for the ownership of less than 5% of the outstanding securities of a company which is publicly traded. This policy does not prohibit ownerships or interests that have been disclosed to and approved by the Board of Directors of Lumenis.

b)	Employees may not accept directly, or through members of their families or otherwise, any payments, fees, services, valuable privileges, loans (other than from banks or other financial institutions), other favors or things of value from any person or business enterprise that does or seeks to do business with Lumenis, or is a competitor of Lumenis. This policy does not prohibit accepting occasional gifts, hospitality and courtesies commonly associated with accepted business practices provided that the value and frequency thereof do not create the appearance of impropriety.

c)	Employees may not use or disclose to others for their personal benefit, or for the benefit of others, any Lumenis Proprietary Information to which they have access by reason of their employment with the Company.

d)	Employees may not discuss with any third party, even during personal or social events, any Proprietary Information related to the Company.

e)	A Manager may not serve as a member of a board of directors, or in a managerial capacity, or as a consultant, to any business enterprise that is in the medical laser business (or any related business) or otherwise has a business relationship with Lumenis, without the prior disclosure to and written approval of the Chief Executive Officer of Lumenis.

f)	Employees must disclose to the Company their investments or associations of the types described in Sections 4.3.1 and 4.3.5 and any other investments or associations which might reasonably be thought to interfere with their independent exercise of judgment in the best interests of the Company. (Ownership of less than 5% of the outstanding securities of a company that are publicly traded need not be disclosed).

4.4. Protection/Use of Lumenis' Assets.

a)	Lumenis' assets include not only physical objects but also Proprietary Information. Every employee is responsible for protecting Lumenis' assets. Accordingly, Proprietary Information may not be disclosed unless authorized by Lumenis. All questions asked by someone outside the Company (e.g., security analysts, reporters, etc.), should be referred to the CEO or the CFO who will consult with the General Counsel of Lumenis when appropriate. See the Company's "Securities Trading and Communications Policy."

b)	Lumenis' facilities, equipment and supplies must be used only for conducting Company business or for purposes authorized by Management.

c)	Lumenis has the right to access all Company property including computers, all communications, electronic mails, voice mail messages, and records and information that are created in the business setting. By using Company property, including computers, or creating such records and information, the employee grants consent to Lumenis to such access.

4.5. Dedication to Quality. Achieving the highest level of quality requires Lumenis employees to focus on continuous improvement of work activities. This includes enhancing value to customers through new and improved products and services; reducing errors, defects and waste; improving responsiveness to the customers; and improving productivity and effectiveness in the use of all resources. To this end, all employees are expected to know, understand and comply with their business unit's applicable quality policies and procedures.

4.6. Recording and Reporting Information. Every employee records information of some kind. Examples include: reporting time worked, product-testing results, service reports, and expense reports. Dishonest reporting, both inside and outside the Company, is not only strictly prohibited, it is grounds for immediate termination and could lead to civil or even criminal liability. This includes reporting information or organizing it in a way that is intended to conceal information or to mislead or misinform those who receive it. Particularly serious would be external reporting of false or misleading financial information. Accordingly, information should be recorded and reported accurately and honestly.

4.7. Prohibited Payments. In dealing with customers, suppliers, government officials, or other persons or entities, employees of Lumenis and its subsidiaries may not, directly or indirectly give, or offer to give, any payment or other significant thing of value in order to obtain government or commercial business or to reward the recipient for business already obtained. This includes "bribery" as that word is commonly understood. Similarly prohibited are intentional over-billing by or of the Company and subsequent rebates, other than those occasioned by bona fide pricing adjustments paid in a lawful manner.

4.8. Political Contributions. No unlawful political contributions may be made directly or indirectly by or on behalf of Lumenis. Political contributions, whether of money, services, assistance, support facilities or anything else of value, include but are not limited to, contributions to any political party, political action committee, and candidate for public office or holder of public office. In jurisdictions where political contributions by or on behalf of a corporation are lawful, they may only be made with the prior written approval of the Chief Executive Officer.

4.9. Business Relationships. Business relationships with others should conform with any applicable laws and regulations. These should be of such scale and nature as to avoid compromising the integrity of others or of Lumenis, and should be performed with the expectation that they will become a matter of public record.

4.10. Customary and Goodwill Payments. In certain countries it is customary and necessary to make expediting payments to assure routine administrative actions by government employees to which Lumenis is lawfully entitled. Other payments to foreign governments or officials are prohibited by Israeli law and US law (including, without limitation, the Foreign Corrupt Practices Act ["FCPA"]). It is also customary in certain countries to make payments or give gifts to individuals in order to maintain the goodwill of the recipient toward Lumenis. Such expediting and goodwill payments and gifts are permitted under this policy, and shall not be considered prohibited payments, provided that:

a)	No single payment or gift exceeds $100;

b)	No individual or organization receives payments or gifts totaling more than $1,000 in any twelve (12) consecutive month period;

c)	Approval for the payment or gift is given by two (2) levels of supervision above the person making the payment or gift, including at least the head of the relevant Lumenis Business Unit or department;

d)	No such payment or gift is incorrectly or falsely entered on the Company's books and records.

e)	The payment or gift was a reasonable and bona fide expenditure, such as travel, entertainment and/or lodging expense directly related to the promotion, demonstration or explanation of products or services or the execution or performance of a contract with a customer.

f)	The payment does not otherwise violate the provisions of the FCPA.

5.     FAILURE TO COMPLY

5.1. Each employee shall strictly follow this Lumenis Business Conduct Policy.

5.2. All employees are required to read this Business Conduct Policy and sign the "Business Conduct Certification Form" (Exhibit "A" hereto) upon commencement of employment with the Company. A signed copy of this statement will be retained in the employee's personnel file. The Company may also request that the employee sign such certification form or a similar document (electronically or otherwise) from time to time as it deems appropriate.

5.3. Employees who become aware of violations of this Policy or of the standards described herein should report them to the Company's Disclosure Committee via the Company's intranet hotline (Accounting Policy, Ethics and Fraud Hotline) and/or to the Company's Internal Auditor or General Counsel. Employees are encouraged to speak with supervisors or managers when in doubt about the best course of action in a particular situation. Upon receiving such a report, an investigation will be promptly initiated and written findings will be provided to the Chief Executive Officer of the Company. If a violation of this policy has occurred, it will be grounds for disciplinary action up to and including termination.

EXHIBIT “A”

BUSINESS CONDUCT CERTIFICATION FORM

I have read and understand the Lumenis Business Conduct Policy, and agree to abide by all terms and provisions thereof. I understand that, during my employment with Lumenis or any of its subsidiaries, my failure to comply in all material respects with the policies of Lumenis (and such subsidiaries) may result in the termination of my employment and may also result in civil and/or criminal liability.

Signature: __________________________

Name: _____________________________

Date: _____________________________